Exhibit 10.5

SUBSCRIPTION AGREEMENT

TO: The Directors of Lionheart Acquisition Corp. (the “Company”).

We hereby subscribe for five million (5,000,000) shares (the “Shares”) of common stock of the Company. In consideration for the issue of the shares, we hereby agree and undertake to pay $25,000.00 to the Company.

We agree to take the Shares subject to the Certificate of Incorporation and By-laws of the Company and we authorize you to enter the following name and address in the stockholder ledger of the Company:

Name: Lionheart Equities, LLC

Address: 4218 NE 2nd Avenue, Miami, FL 33137

LIONHEART EQUITIES, LLC

Signed:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Manager

Dated: January 10, 2020

Accepted:

LIONHEART ACQUISITION CORP.

Signed:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Chief Executive Officer and President

Dated: January 10, 2020